Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Announces Second Quarter 2020 Global Net Catastrophe Loss Estimates of $1,807 Million Pre-Tax, or $1,510 Million After Tax, Including COVID-19 Global Pandemic Losses of $1,365 Million Pre-Tax, or $1,157 Million After Tax

Company also estimates charge for U.S. child molestation claims of $259 million pre-tax, or $205 million after tax

ZURICH, July 6, 2020 – Chubb Limited (NYSE: CB) today announced global net catastrophe loss estimates for the second quarter of 2020 of $1,807 million pre-tax, or $1,510 million after tax. These estimates include COVID-19 global pandemic losses of $1,365 million pre-tax, or $1,157 million after tax, and other natural catastrophe losses of $312 million pre-tax, or $249 million after tax, primarily attributable to severe weather-related events in the U.S., as well as civil unrest-related losses in the U.S. of $130 million pre-tax, or $104 million after tax. The COVID-19 losses represent the company’s best estimate of ultimate insurance losses resulting directly from the pandemic and consequent economic crises.

The COVID-19 pre-tax loss estimate comprises short-tail losses of $605 million generated primarily from entertainment and commercial property-related business interruption and accident and health (A&H) products including travel insurance products; losses of $553 million related to liability insurance products, including professional liability (directors and officers, employment practices, professional liability, etc.), workers’ compensation and other liability-related products; and losses of $107 million related to insurance credit exposures including surety, political risk and trade credit. Substantially all of the losses for liability and credit-related insurance products are classified as incurred but not reported (IBNR) reserves. The loss estimate also includes a $100 million IBNR provision to account for the additional uncertainty in the estimates around the company’s property, casualty and credit-related exposures, given this unprecedented event.

The COVID-19 estimate does not include a credit for potentially lower current accident year losses from a decrease in exposures, except for a modest benefit for certain casualty claims-made classes. Seventy-one percent of the COVID-19 estimate relates to the

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

company’s North America Commercial P&C Insurance segment and 28% to the Overseas General Insurance segment.

These catastrophe loss estimates are net of reinsurance, include reinstatement premiums and comprise losses generated from the company’s commercial and personal property and casualty, A&H and life insurance businesses, as well as its reinsurance operations globally.

In addition to the COVID-19 loss estimate, the company will reduce its net written premiums in the second quarter by approximately $184 million to reflect its estimate of the exposure adjustments on its in-force policies that have and will result from the impact of economic contraction.

Separately, as part of its second quarter review of legacy exposures for molestation, the company expects to recognize unfavorable prior period development for U.S. child molestation including reviver statute-related claims of $259 million pre-tax, or $205 million after tax. The reserve development represents the company’s best estimate of ultimate loss based on current information.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 33,000 people worldwide. Additional information can be found at: www.chubb.com.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made in this press release related to losses and exposure adjustments reflect Chubb Limited’s current preliminary views with respect to future events, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results and accounting determinations to differ from those set forth in these statements. The forward-looking statements could be affected by the number of insureds and ceding companies impacted by the relevant catastrophes, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, impact on the company’s reinsurers, the amount and timing of reinsurance recoverables actually received, coverage and regulatory issues, and other factors identified in the company’s filings with the Securities and Exchange Commission, among other things. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2

Chubb Limited News Release

Investor Contact

Karen Beyer, 212-827-4445, karen.beyer@chubb.com

Media Contact

Jeffrey Zack, 212-827-4444, jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	3